Exhibit 10.41

                                    CARNIVAL
                               CORPORATION & PLC

STRICTLY PRIVATE & CONFIDENTIAL
ADDRESSEE ONLY

                                        August 19, 2004

Ambassador Richard G. Capen, Jr.
6077 San Elijo
P.O. Box 2494 Rancho Santa Fe, CA 92067

Dear Dick,

I am pleased to confirm your re-appointment (the "Appointment") as a director of each of Carnival Corporation and Carnival plc (collectively, the "Companies"). The terms of the Appointment are set forth below. The Appointment is subject to applicable law and the provisions of the Certificates of Incorporation/Articles of Association ("Articles") and bylaws ("Bylaws") of each of the Companies as in effect on the date hereof.

1.    Term of Appointment

1.1 The Appointment shall terminate after your resignation, removal, disqualification or death as set forth in the Articles and/or Bylaws of each Company. It is understood that your Appointment will terminate immediately without any entitlement to further compensation if, among other things, you are not, re-elected at the annual general meetings of shareholders of the Companies; or are required to vacate office for any reason pursuant to any of the provisions of the Articles; or are removed as a director or otherwise required to vacate office under any applicable law.

1.2 Upon the termination of the Appointment, you shall (a) cease to be a director of each Company, (b) cease to have any entitlement to compensation other than compensation accrued and unpaid on the date of termination, and (c) deliver to an authorized representative of the Companies all correspondence, documents (including, without limitation, board minutes and board papers), copies thereof or other property of each Company, and of each of their subsidiaries and affiliates (collectively, the "Group") made or received by you in the course of your directorship (whether before or after the date of this letter).

1.3 You will at the request of either Company immediately resign (in writing) from the office of director of both Companies and any other office with a Group company and you irrevocably authorize the Companies as your attorney in your name and on your behalf to sign all documents and do all things necessary to give effect to this.

2.    Duties and Fees

2.1 You shall carry out such duties as set forth in the Articles and Bylaws and as otherwise agreed to by the Boards (the "Duties"). You shall have all the usual Duties

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      of a director under applicable law. In carrying out the Duties, you shall have particular regard to your role as a director in light of the Listing Rules, Combined Code from time to time in effect in England and to similar rules, regulations and laws in the United States.

2.2 You are expected to attend all meetings of the Boards of Directors and committees upon which you serve, as well as the annual general meetings of shareholders. In addition, you are expected to devote appropriate preparation time ahead of each meeting. You have been provided with the calendar of Board meetings for the remainder of 2004 and 2005, including the location of each meeting. By accepting this appointment, you have confirmed that you are able to allocate sufficient time to attend the meetings and otherwise meet the expectations of your role. The agreement of the Chairman and the Presiding Director should be sought (which will not be unreasonably withheld) before accepting additional directorships that might affect the time you are able to devote to your role as a non-executive director of the Companies.

2.3 You will be entitled to a fee for your services as a director of the Companies of $40,000 per annum. You will receive an additional fee of $2,500 per annum ($5,000 for the audit committees) for service on a committee of the Boards of the Companies (it being understood that the parallel committees of the Companies will be deemed to be one committee for these purposes). If you act as chairperson of a committee of the Boards, you will be entitled to an additional fee of $5,000 per annum ($10,000 for the audit committees). In addition, attendance fees for meetings of the Boards and committees will also be paid ranging from $1,000 to $5,000 per meeting. A compensation table which sets forth all such fees is annexed to this letter for your reference

2.4 You will be reimbursed for reasonable expenses incurred in the performance of the Duties in accordance with the Non-Executive Board of Directors Travel Expense Reimbursement Policy, a copy of which is attached hereto. The Company may request receipts or other evidence of expenditure prior to any reimbursement pursuant to this clause 2.4.

2.5 The compensation and reimbursement arrangements set forth in clauses 2.3 and 2.4 hereof are subject to change as determined by the Boards from time to time.

3.    Confidential Information

3.1 You agree that, during the continuance of the Appointment or afterwards (unless authorised to do so by the Boards or by a court of competent jurisdiction), you will not use for your own or another's benefit or disclose or permit the disclosure of any confidential information of any member of the Group which you have obtained by virtue of the Appointment or your employment by the Companies or in respect of which the Companies are bound by an obligation of confidence to a third party. Confidential information shall include, without limitation, lists or details of customers, information relating to the working of any product, process, invention, improvement or development carried on or used by any member of the Group, information relating to research projects, know-how, prices, discounts, mark-ups, future business strategy, marketing, tenders, any price sensitive information and information concerning the intellectual property portfolio and strategy of the Companies.

3.2 The restrictions contained in this clause shall cease to apply to any confidential information which may (other than by reason of your breach of these terms) become

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      available to the public generally, but any such use will be subject to any restrictive covenants to which you are a party.

4.    Indemnity

      In the event that you (or your heirs, executors or administrators) are made a party or are threatened to be made a party to or witness in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that you are or were a director of either Company, Carnival Corporation shall (i) indemnify you against all expenses of any kind whatsoever (including attorneys' fees and expenses to enforce this indemnity), judgments, fines and amounts paid in settlement actually incurred by you in connection with such action, suit or proceeding and (ii) pay or advance to you in advance of final disposition of such action, suit or proceeding, within 20 days of the submission of an invoice therefore, all such expenses incurred in connection therewith, in each case of (i) and (ii) to the fullest extent and in the manner set forth in and permitted by the General Corporation Law of the Republic of Panama and any other applicable law, as from time to time in effect. Such right of indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which you may be entitled apart from the foregoing provisions. The provisions of this Section 4, and Section 5 below, shall survive the termination of the letter and shall continue to be binding on Carnival Corporation until the later of (a) six years after the date that you cease to serve as a director of either Company and (b) the final termination of all proceedings pending or threatened on the sixth anniversary of your termination of service to which you are entitled to indemnification hereunder.

5.    Insurance

      To the extent possible, Carnival Corporation will maintain appropriate directors' and officers' liability insurance for your benefit in an amount which is not less than the current coverage as of the date of this letter for directors of each Company in respect of events occurring in respect of your service as a director of each Company or its subsidiaries, unless Carnival Corporation in good faith determines (and so notifies you reasonably in advance) that such insurance is not reasonably available or that the premiums therefore are disproportionate to the benefits. To the extent practicable, such insurance would name you separately as an insured (Side A Coverage).

6.    Code of Business Conduct and Ethics

      You agree to observe the provisions of the Company's code of business conduct and ethics.

7.    Miscellaneous

7.1 Nothing in this letter shall create the relationship of employee and employer between you and the Companies.

7.2 The agreement contained in this letter shall be governed by, and construed in accordance with, to the extent it relates to your service as a director of Carnival Corporation to Florida law and, to the extent it relates to your service as a director of Carnival plc, to English law. Any legal action in connection herewith may be brought in the Federal or State Courts located in Miami-Dade County, Florida or, if you are not a resident of the United States, the courts sitting in London England, and the parties submit to the jurisdiction of such courts.

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7.3   This appointment letter may be executed in one or more counterparts, each of which will be deemed to be an original copy of this appointment letter, and all of which, when taken together, shall be deemed to constitute one and the same agreement.

8.    Entire Agreement

      This appointment letter represents the entire understanding, and constitutes the whole agreement, in relation to the Appointment and supersedes any previous agreement between yourself and the Companies with respect thereto except for any additional separate indemnity agreement entered into between you and the Companies.

Kindly confirm your agreement to the terms set out above by signing the enclosed copy of this letter. Please return the copy to me at the above address.

CARNIVAL CORPORATION
CARNIVAL PLC

By: /s/ Howard S. Frank
    -----------------------
    Name:  Howard S. Frank
    Title: Vice-Chairman


AGREED AND ACCEPTED BY:

/s/Ambassador Richard G. Capen, Jr
----------------------------------
Ambassador Richard G. Capen, Jr.

ANNEX

                          Board        Audit Committee         Other Committees
                          Member
                                      Chair       Member      Chair       Member
Annual Retainer          $40,000     $10,000     $ 5,000     $ 5,000     $ 2,500
  Attendance Fee
Attendance Fee
Meeting in Person          5,000       2,500       2,500       2,000       2,000
By Phone                   2,000       1,000       1,000       1,000       1,000

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                                    CARNIVAL
                               CORPORATION & PLC

                        Non-Executive Board of Directors

                       Travel Expense Reimbursement Policy

                                 As of June 2003

Air Travel

As a non-executive Board member you are entitled to first class service travel for both domestic and international Air travel.

Hotel Accommodations

Deluxe hotel room accommodation should be used when traveling on Board related business.

Other Expenses

Other expenses include the following:

o     Meals

o     Ground Transportation (taxi, rental car).

o     Telephone

To qualify as a business deduction expenses should be ordinary and necessary and based on factors surrounding the business trip such as the urgency, length of trip, costs of available choices and business requirements. Reimbursements will be for actual costs incurred and must be submitted for reimbursement on an Expense Reimbursement Form.

Spousal Travel

In certain circumstances, the presence of a spouse may constitute a necessary expense of the Company (i.e., included as an invitee to a special company event/meeting). In these cases, the Company will reimburse you for travel expenses incurred by your spouse.

Administrative Requirements:

o     Expense Reimbursement Forms and Your Expense Reimbursement Coordinator

      The Company will reimburse ordinary and necessary actual expenses incurred in the performance of assigned duties and approved according to these practices. To be reimbursed, the following form(s) are required to be completed:

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      o     Expense Reimbursement Form - Used for Air, Hotel, Meals and other.
            The Business Purpose of the Trip should be entered in the applicable section of the form entitled "Business Purpose of Trip..." along with the date the expense was incurred.

      o     Wire Transfer (Sign-up) Form - (see Wire Transfer section below)

      To assist you with the following expense related items, you have been provided with an "Expense Reimbursement Coordinator" (ERC) (Maria Leon, Legal Assistant and Board of Director's Coordinator) who can be contacted by tel. at (305) 599-2600 ext. 18035 or by e-mail at mleon@carnival.com.

      o     Provide expense reimbursement forms

      o Collect, review and track your reimbursement forms and coordinate reimbursement

      o     Provide any required travel assistance

o     Wire Transfers

      Wire transfers are the preferred method of reimbursement for all cash outlays and mileage reimbursements. In order to be reimbursed in this manner you must submit your preferred banking information to the ERC using the Wire Transfer (Sign Up) Form. The form will be provided to you via e-mail/fax by the ERC upon request. If you change bank accounts, you must inform your ERC and fill out a new form with the new information and marking it "CHANGE". If you do not fill out this form, your expenses will be disbursed in the form of a Company check, which will be mailed to you.

o     Receipts (supporting documents)

Expense reports must be accompanied by receipts for expenditures of $75 or more. For overseas travel, the company can reclaim the VAT (value added taxes) if original itemized receipts are provided with your expense report. If possible, meal receipts should be submitted in an itemized form showing the VAT broken out and the VAT registered number for the vendor. The VAT in the British Isles is 17.5%. This makes your effort to obtain an original hotel bill in the name of Carnival a worthwhile one.

o     Review and Approval

      Expense reimbursement forms and the related supporting documentation should be submitted to the ERC within 60 days of the incurred date. Your account will be credited within 30 days from the date of submission.